Exhibit 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Second Quarter of 2013 Results
MIDLAND, MI, July 17, 2013 -- -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2013 second quarter net income of $14.2 million, or $0.51 per diluted share, compared to 2013 first quarter net income of $13.2 million, or $0.48 per diluted share, and 2012 second quarter net income of $13.9 million, or $0.50 per diluted share. For the six months ended June 30, 2013, net income was $27.4 million, or $0.99 per diluted share, compared to net income for the six months ended June 30, 2012 of $26.2 million, or $0.95 per diluted share.
"We turned in a solid performance in the second quarter of 2013, largely attributable to strong loan growth and improving asset quality that resulted in lower credit-related costs," noted David B. Ramaker, Chairman, Chief Executive Officer and President of the Corporation. "On a go forward basis, we continue to look to these factors and a focused cost discipline to drive earnings growth, but also remain well positioned to capitalize on two longer-term trends: the anticipated rising rate environment and ongoing consolidation in Michigan's banking industry. In addition, we are well positioned to benefit from any broader economic recovery, as our community-focused, relationship-oriented approach and strong financial condition make Chemical Bank the financial institution of choice in the Michigan markets we serve," Ramaker added.
Net income of $14.2 million in the second quarter of 2013 was $1.0 million, or 7.3%, higher than the first quarter of 2013, with higher net interest income and lower operating expenses in the second quarter of 2013 partially offset by lower noninterest income.
Net income in the second quarter of 2013 was $0.3 million, or 2.4%, higher than the second quarter of 2012, attributable to a combination of higher net interest income, higher noninterest income and a lower provision for loan losses, all of which were partially offset by higher operating expenses. The Corporation had increases of $2.0 million in both net interest income and noninterest income in the second quarter of 2013 over the second quarter of 2012, while the provision for loan losses was $1.0 million lower in the second quarter of 2013, compared to the second quarter of 2012. Operating costs in the second quarter of 2013 were $4.8 million higher than the second quarter of 2012, which was partially attributable to the 21 branch banking offices acquired in December 2012 (branch acquisition transaction).
The Corporation's return on average assets was 0.97% during the second quarter of 2013, compared to 0.91% in the first quarter of 2013 and 1.04% in the second quarter of 2012. The Corporation's return on average shareholders' equity was 9.4% in the second quarter of 2013, compared to 9.0% in the first quarter of 2013 and 9.6% in the second quarter of 2012.
The net interest margin (on a tax-equivalent basis) was 3.60% in the second quarter of 2013, compared to 3.54% in the first quarter of 2013 and 3.80% in the second quarter of 2012. The decrease in the net interest margin from the second quarter of 2012 was primarily attributable to the branch acquisition transaction, in which the Corporation acquired $340 million in cash and $44 million in loans. The Corporation partially invested the cash acquired in the branch acquisition transaction in short-term investment securities and utilized the remainder to fund loan growth.
Net interest income was $48.4 million in the second quarter of 2013, $0.7 million higher than the first quarter of 2013 and $2.0 million higher than the second quarter of 2012. The increase in net interest income in the second quarter of 2013 over the first quarter of 2013 was largely attributable to the significant amount of loan growth in the second quarter of 2013. Total loans grew $151 million, or 3.6%, in the second quarter of 2013. The increase in net interest income in the second quarter of 2013 over the second quarter of 2012 resulted from a combination of loan portfolio growth and the further deployment of cash from the branch acquisition transaction.
The provision for loan losses was $3.0 million in both the second quarter of 2013 and first quarter of 2013, compared to $4.0 million in the second quarter of 2012. The provision for loan losses in the second quarter of 2013 was maintained at the same level as the first quarter of 2013, despite lower loan charge-offs and continued improvement in the credit quality of the loan portfolio, due to the significant growth in the loan portfolio during the quarter. Net loan charge-offs were $3.7 million, or 0.34% of average loans, in the second quarter of 2013, compared to $4.7 million, or 0.45% of average loans, in the first quarter of 2013 and $5.1 million, or 0.52% of average loans, in the second quarter of 2012.

Noninterest income was $15.9 million in the second quarter of 2013, compared to $16.2 million in the first quarter of 2013 and $13.9 million in the second quarter of 2012. Noninterest income in the second quarter of 2013 included gains from the redemption of a preferred stock investment security of $0.3 million and the sale of a closed branch office of $0.2 million, while the first quarter of 2013 included investment securities gains of $0.8 million and the second quarter of 2012 included nonrecurring income of $0.6 million from the partial insurance recovery of a 2008 branch cash loss. Excluding these gains and nonrecurring income (non-recurring gains), noninterest income in the second quarter of 2013 was approximately the same as the first quarter of 2013 and $2.1 million higher than the second quarter of 2012. While noninterest income, excluding non-recurring gains, was approximately the same in the second quarter of 2013, compared to the first quarter of 2013, an increase in wealth management revenue of $0.4 million was offset by a similar decrease in mortgage banking revenue.
The increase in noninterest income of $2.1 million in the second quarter of 2013 over the second quarter of 2012 (excluding non-recurring gains) was attributable to increases across all major categories of noninterest income and was partially driven by growth in the volume of services provided and additional fees and revenue earned as a result of the branch acquisition transaction. Service charges and fees on deposit accounts and revenue generated from customers' debit card usage were both $0.5 million higher in the second quarter of 2013. In addition, wealth management revenue and mortgage banking revenue were $0.7 million and $0.2 million, respectively, higher in the second quarter of 2013.
Operating expenses were $41.0 million in the second quarter of 2013, compared to $42.0 million in the first quarter of 2013 and $36.2 million in the second quarter of 2012. Operating expenses in the first quarter of 2013 included $0.8 million of prepayment fees incurred to prepay the Corporation's FHLB advances, while the second quarter of 2012 included acquisition-related transaction expenses of $0.5 million. Excluding the prepayment fees and acquisition-related transaction expenses (non-recurring expenses), operating expenses in the second quarter of 2013 were $0.2 million lower than the first quarter of 2013 and $5.3 million higher than the second quarter of 2012.
The decrease in operating expenses of $0.2 million in the second quarter of 2013 compared to the first quarter of 2013 (excluding non-recurring expenses) was attributable to decreases in credit-related expenses, employee payroll taxes and occupancy expenses, which were partially offset by higher performance-based compensation. Credit-related expenses, comprised of loan collection costs and other real estate (ORE) net costs, in the second quarter of 2013 were $0.8 million lower than the first quarter of 2013. Employee payroll taxes, which are historically the highest in the first quarter of the year, declined $0.3 million in the second quarter of 2013 and occupancy expenses also declined $0.3 million from the first quarter of 2013. Performance-based compensation expense was $1.3 million higher than the first quarter of 2013.
The increase in operating expenses of $5.3 million in the second quarter of 2013 (excluding non-recurring expenses) over the second quarter of 2012 was primarily attributable to incremental operating costs associated with the branch acquisition transaction, merit and market-driven compensation increases provided to the Corporation's employees effective January 1, 2013, and higher performance-based compensation expense.
The Corporation's efficiency ratio was 63.3% in the second quarter of 2013, 64.4% in the first quarter of 2013 and 58.7% in the second quarter of 2012.
Total assets were $5.81 billion at June 30, 2013, compared to $5.99 billion at March 31, 2013 and $5.35 billion at June 30, 2012. The increase in total assets during the twelve months ended June 30, 2013 was primarily attributable to the branch acquisition transaction that added $404 million in assets on the acquisition date. The Corporation has maintained significant amounts of funds at the Federal Reserve Bank (FRB), with $69 million in balances held at the FRB at June 30, 2013, compared to $477 million at March 31, 2013 and $120 million at June 30, 2012. The decrease in FRB balances during the three months ended June 30, 2013 was largely attributable to growth in the Corporation's loan and investment securities portfolios.
Total loans were $4.34 billion at June 30, 2013, up from $4.19 billion at March 31, 2013 and $3.96 billion at June 30, 2012. During the three and twelve months ended June 30, 2013, total loans increased $151 million, or 3.6%, and $374 million, or 9.4%, respectively. The increases in loans during the three and twelve months ended June 30, 2013 occurred across all loan categories and were largely attributable to a combination of improving economic conditions and increased market share. The average yield on the loan portfolio was 4.56% in the second quarter of 2013, compared to 4.69% in the first quarter of 2013 and 4.96% in the second quarter of 2012.
Investment securities were $1.01 billion at June 30, 2013, compared to $961 million at March 31, 2013 and $893 million at June 30, 2012. The average yield of the investment securities portfolio was 2.08% in the second quarter of 2013, compared to 2.19% in the first quarter of 2013 and 2.17% in the second quarter of 2012.

Total deposits were $4.81 billion at June 30, 2013, compared to $5.01 billion at March 31, 2013 and $4.38 billion at June 30, 2012. The slight decline in total deposits during the second quarter of 2013, compared to the first quarter of 2013, was largely attributable to the seasonality of deposits with municipalities. The Corporation experienced an increase in total deposits of $431 million, or 9.8%, during the twelve months ended June 30, 2013, with the increase primarily attributable to the branch acquisition transaction. The Corporation acquired $404 million of deposits on the date of acquisition. Remaining brokered deposits acquired in the Corporation's 2010 acquisition of Byron Bank were $25 million at June 30, 2013, compared to $44 million at March 31, 2013 and $84 million at June 30, 2012. The repricing of matured customer certificates of deposit and the decrease in interest rates on various interest-bearing deposit accounts to reflect lower market interest rates resulted in the Corporation's average cost of funds declining to 0.34% in the second quarter of 2013 from 0.36% in the first quarter of 2013 and 0.51% in the second quarter of 2012.
At June 30, 2013, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 8.5% and 13.1%, respectively, compared to 8.1% and 13.3%, respectively, at March 31, 2013 and 9.0% and 13.6%, respectively, at June 30, 2012. The decreases in the Corporation's equity ratios from June 30, 2012 to June 30, 2013 and March 31, 2013 were attributable to an increase in average assets that resulted from the branch acquisition transaction.
At June 30, 2013, the Corporation's book value was $22.14 per share, compared to $21.97 per share at March 31, 2013 and $21.42 per share at June 30, 2012. At June 30, 2013, the Corporation's tangible book value was $17.53 per share, compared to $17.34 per share at March 31, 2013 and $17.17 per share at June 30, 2012.
The credit quality of the Corporation's loan portfolio continued to show significant improvement during the second quarter of 2013, with nonperforming loans declining $7.1 million, or 8.2%. The Corporation's nonperforming loans, consisting of nonaccrual loans, accruing loans past due 90 days or more as to principal or interest payments and nonperforming troubled debt restructurings, totaled $79.3 million at June 30, 2013, compared to $86.4 million at March 31, 2013 and $92.8 million at June 30, 2012. At June 30, 2013, nonperforming loans as a percentage of total loans were 1.83%, compared to 2.06% at March 31, 2013 and 2.34% at June 30, 2012. The reduction in nonperforming loans during the three and twelve months ended June 30, 2013 was attributable to a combination of improving economic conditions and reduced loan charge-offs.
Other real estate and repossessed assets declined $4.5 million, or 25%, during the second quarter of 2013 to $13.7 million at June 30, 2013, compared to $18.2 million at March 31, 2013 and $23.5 million at June 30, 2012. The reduction in other real estate and repossessed assets during the three and twelve months ended June 30, 2013 was attributable to sales of other real estate properties due partially to improving economic conditions.
At June 30, 2013, the allowance for loan losses of the originated loan portfolio was $81.7 million, or 2.05% of originated loans, compared to $82.3 million, or 2.16% of originated loans, at March 31, 2013 and $84.5 million, or 2.40% of originated loans, at June 30, 2012. The allowance for loan losses of the originated loan portfolio as a percentage of nonperforming loans was 103% at June 30, 2013, compared to 95% at March 31, 2013 and 91% at June 30, 2012. The allowance for loan losses of the acquired loan portfolio was $0.5 million at both June 30, 2013 and March 31, 2013, compared to $2.2 million at June 30, 2012. Management believes that the Corporation's acquired loan portfolio totaling $345 million at June 30, 2013 was performing, overall, at or slightly better than original expectations.
Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 156 banking offices spread over 38 counties in the lower peninsula of Michigan. At June 30, 2013, the Corporation had total assets of $5.8 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation (Corporation). Words such as "anticipates," "believes," "confident," "continue," "estimates," "expects," "focus," "forecasts," "intends," "is likely," "judgment," "look," "opinion," "opportunities," "plans," "predicts," "projects," "should," "trend," "will," and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future levels of loan charge-offs, future levels of provisions for loan losses, real estate valuation, future levels of nonperforming assets, the rate of asset dispositions, future capital levels, future dividends, future growth and funding sources, future liquidity levels, future profitability levels, the effects on earnings of future changes in interest rates, the future level of other revenue sources, future economic trends and conditions, future initiatives to expand the Corporation's market share, expected cash flows from acquired loans, future effects of new or changed accounting standards, future opportunities for acquisitions, the impact of branch acquisition transactions on the Corporation's business, opportunities to increase top line revenues, the Corporation's ability to grow its core franchise, and future cost savings. All statements referencing future time periods are forward-looking. Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Risk factors include, but are not limited to, the risk factors described in Item 1A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2012. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
	(In thousands, except per share data)
Assets
Cash and cash equivalents:
Cash and cash due from banks	$137,586	$101,501	$142,467	$122,010
Interest-bearing deposits with the Federal Reserve Bank	69,371	477,225	513,668	119,813
Total cash and cash equivalents	206,957	578,726	656,135	241,823
Investment securities:
Available-for-sale	734,052	703,622	586,809	680,231
Held-to-maturity	274,715	257,749	229,977	213,034
Total investment securities	1,008,767	961,371	816,786	893,265
Loans held-for-sale	9,180	14,850	17,665	12,625
Loans:
Commercial	1,091,894	1,038,115	1,002,722	915,352
Commercial real estate	1,172,347	1,162,383	1,161,861	1,119,655
Real estate construction and land development	100,629	98,007	100,237	94,227
Residential mortgage	898,816	872,454	883,835	873,214
Consumer installment and home equity	1,072,185	1,014,302	1,019,080	959,894
Total loans	4,335,871	4,185,261	4,167,735	3,962,342
Allowance for loan losses	(82,184)	(82,834)	(84,491)	(86,711)
Net loans	4,253,687	4,102,427	4,083,244	3,875,631
Premises and equipment	73,379	73,501	75,458	67,382
Goodwill	120,164	120,164	120,164	113,414
Other intangible assets	14,354	14,902	15,388	10,607
Interest receivable and other assets	119,723	124,587	132,412	137,034
Total Assets	$5,806,211	$5,990,528	$5,917,252	$5,351,781
Liabilities
Deposits:
Noninterest-bearing	$1,107,453	$1,086,986	$1,085,857	$974,412
Interest-bearing	3,706,732	3,920,372	3,835,586	3,409,132
Total deposits	4,814,185	5,007,358	4,921,443	4,383,544
Interest payable and other liabilities	35,460	30,931	54,716	41,323
Short-term borrowings	346,995	347,484	310,463	299,748
Federal Home Loan Bank (FHLB) advances	—	—	34,289	38,177
Total liabilities	5,196,640	5,385,773	5,320,911	4,762,792
Shareholders' Equity
Preferred stock, no par value per share	—	—	—	—
Common stock, $1 par value per share	27,538	27,532	27,499	27,497
Additional paid-in capital	434,479	433,648	433,195	432,098
Retained earnings	182,619	174,209	166,766	153,558
Accumulated other comprehensive loss	(35,065)	(30,634)	(31,119)	(24,164)
Total shareholders' equity	609,571	604,755	596,341	588,989
Total Liabilities and Shareholders' Equity	$5,806,211	$5,990,528	$5,917,252	$5,351,781

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Interest Income
Interest and fees on loans	$48,029	$47,894	$95,934	$96,150
Interest on investment securities:
Taxable	2,585	2,587	5,023	5,152
Tax-exempt	1,587	1,465	3,151	2,950
Dividends on nonmarketable equity securities	400	380	551	510
Interest on deposits with the Federal Reserve Bank	180	141	501	369
Total interest income	52,781	52,467	105,160	105,131
Interest Expense
Interest on deposits	4,264	5,659	8,830	11,761
Interest on short-term borrowings	121	108	235	212
Interest on FHLB advances	—	254	47	517
Total interest expense	4,385	6,021	9,112	12,490
Net Interest Income	48,396	46,446	96,048	92,641
Provision for loan losses	3,000	4,000	6,000	9,000
Net interest income after provision for loan losses	45,396	42,446	90,048	83,641
Noninterest Income
Service charges and fees on deposit accounts	5,535	5,013	10,730	9,518
Wealth management revenue	3,879	3,169	7,324	6,090
Other charges and fees for customer services	4,303	3,684	8,954	7,049
Mortgage banking revenue	1,649	1,417	3,661	2,602
Gain on sale of investment securities	257	—	1,104	—
Gain on sale of merchant card services	—	—	—	1,280
Other	325	661	414	730
Total noninterest income	15,948	13,944	32,187	27,269
Operating Expenses
Salaries, wages and employee benefits	24,628	20,539	47,997	41,108
Occupancy	3,380	2,973	7,043	6,127
Equipment and software	3,447	3,127	6,897	6,245
Other	9,586	9,560	21,061	19,690
Total operating expenses	41,041	36,199	82,998	73,170
Income before income taxes	20,303	20,191	39,237	37,740
Federal income tax expense	6,100	6,325	11,800	11,500
Net Income	$14,203	$13,866	$27,437	$26,240
Net Income Per Common Share:
Basic	$0.52	$0.50	$1.00	$0.95
Diluted	0.51	0.50	0.99	0.95

Key Ratios:
Return on average assets	0.97%	1.04%	0.94%	0.98%
Return on average shareholders' equity	9.4%	9.6%	9.2%	9.1%
Net interest margin	3.60%	3.80%	3.58%	3.78%
Efficiency ratio	63.3%	58.7%	63.8%	60.4%

Chemical Financial Corporation Announces Second Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation
(Dollars in Thousands)

	Three Months Ended
	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
Average Balances
Total assets	$5,859,822	$5,924,820	$5,576,422	$5,433,491	$5,360,598	$5,396,420
Total interest-earning assets	5,530,262	5,579,789	5,251,531	5,105,101	5,044,629	5,061,882
Total loans	4,249,708	4,152,570	4,077,918	3,987,928	3,901,321	3,824,604
Total deposits	4,878,214	4,950,956	4,590,370	4,464,582	4,383,628	4,416,273
Total interest-bearing liabilities	4,126,751	4,221,638	3,926,582	3,823,954	3,817,753	3,903,986
Total shareholders' equity	606,607	599,406	600,794	591,683	582,873	574,261
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.60%	3.54%	3.74%	3.76%	3.80%	3.76%
Efficiency ratio	63.3%	64.4%	63.0%	59.3%	58.7%	62.1%
Return on average assets	0.97%	0.91%	0.83%	0.96%	1.04%	0.92%
Return on average shareholders' equity	9.4%	9.0%	7.7%	8.8%	9.6%	8.7%
Average shareholders' equity as a percent of average assets	10.4%	10.1%	10.8%	10.9%	10.9%	10.6%
Capital ratios (period end):
Tangible shareholders' equity as a percent of total assets	8.5%	8.1%	8.1%	8.8%	9.0%	8.7%
Total risk-based capital ratio	13.1%	13.3%	13.2%	13.6%	13.6%	13.7%

	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
Credit Quality Statistics
Originated Loans	$3,990,633	$3,810,989	$3,775,140	$3,606,547	$3,515,110	$3,370,279
Acquired Loans	345,238	374,272	392,595	412,612	447,232	472,819
Nonperforming Assets:
Nonperforming loans	79,342	86,417	90,854	90,877	92,811	98,548
Other real estate and repossessed assets (ORE)	13,659	18,194	18,469	19,467	23,509	25,944
Total nonperforming assets	93,001	104,611	109,323	110,344	116,320	124,492
Performing troubled debt restructurings	32,657	30,723	31,369	30,406	26,383	27,177
Allowance for loan losses-originated as a percent of:
Total originated loans	2.05%	2.16%	2.22%	2.33%	2.40%	2.54%
Nonperforming loans	103%	95%	92%	93%	91%	87%
Nonperforming loans as a percent of total loans	1.83%	2.06%	2.18%	2.26%	2.34%	2.56%
Nonperforming assets as a percent of:
Total loans plus ORE	2.14%	2.49%	2.61%	2.73%	2.92%	3.22%
Total assets	1.60%	1.75%	1.85%	1.98%	2.17%	2.28%
Net loan charge-offs (year-to-date):
Originated	$8,307	$4,657	$20,142	$14,939	$10,622	$5,548
Acquired	—	—	2,200	2,200	—	—
Total loan charge-offs (year-to-date)	8,307	4,657	22,342	17,139	10,622	5,548
Net loan charge-offs as a percent of average loans (year-to-date, annualized)	0.40%	0.45%	0.57%	0.59%	0.55%	0.58%

	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
Additional Data - Intangibles
Goodwill	$120,164	$120,164	$120,164	$113,414	$113,414	$113,414
Core deposit intangibles (CDI)	10,933	11,417	11,910	6,777	7,144	7,512
Mortgage servicing rights (MSR)	3,421	3,485	3,478	3,466	3,463	3,427
Amortization of CDI (quarter only)	484	493	467	367	368	367

Chemical Financial Corporation Announces Second Quarter Operating Results

Average Balances, Tax Equivalent Interest and Effective Yields and Rates (Unaudited)*
Chemical Financial Corporation

	Three Months Ended June 30, 2013
	Average Balance	Tax Equivalent Interest	Effective Yield/Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Loans**	$4,264,009	$48,510	4.56%
Taxable investment securities	734,767	2,585	1.41
Tax-exempt investment securities	229,773	2,423	4.22
Other interest-earning assets	25,572	400	6.27
Interest-bearing deposits with the Federal Reserve Bank	276,141	180	0.26
Total interest-earning assets	5,530,262	54,098	3.92
Less: allowance for loan losses	83,850
Other Assets:
Cash and cash due from banks	114,988
Premises and equipment	73,802
Interest receivable and other assets	224,620
Total assets	$5,859,822
Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,032,580	$231	0.09%
Savings deposits	1,353,769	301	0.09
Time deposits	1,398,716	3,732	1.07
Short-term borrowings	341,686	121	0.14
FHLB advances	—	—	—
Total interest-bearing liabilities	4,126,751	4,385	0.43
Noninterest-bearing deposits	1,093,149	—	—
Total deposits and borrowed funds	5,219,900	4,385	0.34
Interest payable and other liabilities	33,315
Shareholders' equity	606,607
Total liabilities and shareholders' equity	$5,859,822
Net Interest Spread (Average yield earned on interest-earning assets minus average rate paid on interest-bearing liabilities)			3.49%
Net Interest Income (FTE)		$49,713
Net Interest Margin (Net Interest Income (FTE) divided by total average interest-earning assets)			3.60%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields. Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces Second Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
	(In thousands)
Nonperforming Loans:
Nonaccrual loans:
Commercial	$11,052	$12,186	$14,601	$15,217	$12,673	$11,443
Commercial real estate	28,498	35,849	37,660	41,311	41,691	46,870
Real estate construction	183	168	1,217	933	408	61
Land development	3,434	4,105	4,184	5,731	3,077	3,748
Residential mortgage	9,241	10,407	10,164	11,307	12,613	12,687
Consumer installment	552	699	739	876	1,182	1,278
Home equity	3,064	2,837	2,733	2,949	2,812	3,066
Total nonaccrual loans	56,024	66,251	71,298	78,324	74,456	79,153
Accruing loans contractually past due 90 days or more as to interest or principal payments
Commercial	1	4	—	273	300	1,005
Commercial real estate	78	177	87	247	269	75
Real estate construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Residential mortgage	164	196	1,503	431	840	333
Consumer installment	—	—	—	—	—	—
Home equity	689	874	769	1,147	1,157	1,233
Total accruing loans contractually past due 90 days or more as to interest or principal payments	932	1,251	2,359	2,098	2,566	2,646
Nonperforming troubled debt restructurings:
Commercial loan portfolio	19,140	14,587	13,876	6,553	11,691	11,258
Consumer loan portfolio	3,246	4,328	3,321	3,902	4,098	5,491
Total nonperforming troubled debt restructurings	22,386	18,915	17,197	10,455	15,789	16,749
Total nonperforming loans	79,342	86,417	90,854	90,877	92,811	98,548
Other real estate and repossessed assets	13,659	18,194	18,469	19,467	23,509	25,944
Total nonperforming assets	$93,001	$104,611	$109,323	$110,344	$116,320	$124,492

Chemical Financial Corporation Announces Second Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
	June 30, 2013	March 31, 2013	Dec 31, 2012	Sept 30, 2012	June 30, 2012	March 31, 2012
	(In thousands)
Allowance for loan losses - originated loan portfolio
Allowance for loan losses - originated, at beginning of period	$82,334	$83,991	$84,194	$84,511	$85,585	$86,733
Provision for loan losses - originated	3,000	3,000	5,000	4,000	4,000	4,400
Loans charged off:
Commercial	(703)	(1,359)	(1,623)	(551)	(974)	(1,079)
Commercial real estate	(2,453)	(2,060)	(1,532)	(1,952)	(2,178)	(2,268)
Real estate construction	—	—	(70)	—	—	—
Land development	(65)	(97)	(1,168)	(51)	(45)	(32)
Residential mortgage	(1,060)	(734)	(1,224)	(1,357)	(1,140)	(1,717)
Consumer installment	(895)	(849)	(1,222)	(1,050)	(1,259)	(1,074)
Home equity	(185)	(375)	(282)	(435)	(576)	(377)
Total loan charge-offs	(5,361)	(5,474)	(7,121)	(5,396)	(6,172)	(6,547)
Recoveries of loans previously charged off:
Commercial	644	160	278	135	140	191
Commercial real estate	667	50	1,202	325	298	421
Real estate construction	—	—	—	—	—	—
Land development	15	1	—	—	—	2
Residential mortgage	37	161	104	237	199	22
Consumer installment	321	402	305	359	387	345
Home equity	27	43	29	23	74	18
Total loan recoveries	1,711	817	1,918	1,079	1,098	999
Net loan charge-offs - originated	(3,650)	(4,657)	(5,203)	(4,317)	(5,074)	(5,548)
Allowance for loan losses - originated, at end of period	81,684	82,334	83,991	84,194	84,511	85,585
Allowance for loan losses - acquired loan portfolio
Allowance for loan losses - acquired, at beginning of period	500	500	500	2,200	2,200	1,600
Provision for loan losses - acquired	—	—	—	500	—	600
Net loan charge-offs - acquired (commercial)	—	—	—	(2,200)	—	—
Allowance for loan losses - acquired, at end of period	500	500	500	500	2,200	2,200
Total allowance for loan losses	$82,184	$82,834	$84,491	$84,694	$86,711	$87,785

Net loan charge-offs as a percent of average loans (quarter only, annualized)	0.34%	0.45%	0.51%	0.65%	0.52%	0.58%

Chemical Financial Corporation Announces Second Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

	2nd Qtr. 2013	1st Qtr. 2013	4th Qtr. 2012	3rd Qtr. 2012	2nd Qtr. 2012	1st Qtr. 2012
	(Dollars in thousands, except per share data)
Summary of Operations
Interest income	$52,781	$52,379	$53,126	$52,501	$52,467	$52,664
Interest expense	4,385	4,727	5,132	5,591	6,021	6,469
Net interest income	48,396	47,652	47,994	46,910	46,446	46,195
Provision for loan losses	3,000	3,000	5,000	4,500	4,000	5,000
Net interest income after provision for loan losses	45,396	44,652	42,994	42,410	42,446	41,195
Noninterest income	15,948	16,239	14,676	12,719	13,944	13,325
Operating expenses	41,041	41,957	42,008	36,723	36,199	36,971
Income before income taxes	20,303	18,934	15,662	18,406	20,191	17,549
Federal income tax expense	6,100	5,700	4,000	5,300	6,325	5,175
Net income	$14,203	$13,234	$11,662	$13,106	$13,866	$12,374
Net interest margin	3.60%	3.54%	3.74%	3.76%	3.80%	3.76%

Per Common Share Data
Net income:
Basic	$0.52	$0.48	$0.42	$0.48	$0.50	$0.45
Diluted	0.51	0.48	0.42	0.48	0.50	0.45
Cash dividends declared	0.21	0.21	0.21	0.21	0.20	0.20
Book value - period-end	22.14	21.97	21.69	21.75	21.42	21.10
Tangible book value - period-end	17.53	17.34	17.03	17.52	17.17	16.84
Market value - period-end	25.99	26.38	23.76	24.20	21.50	23.44